Exhibit 99.1

Avigen Reports 2006 Financial Results and Reviews Clinical Progress

Conference Call Scheduled for 11:30 a.m. (EST) on Wednesday, February 7, 2007
Avigen to Discuss AV411 Safety and Tolerability Trial Results

ALAMEDA, CA, February 7, 2007 – Avigen, Inc. (Nasdaq: AVGN) today reported financial results for fourth quarter and full year ended December 31, 2006. At December 31, 2006, Avigen had approximately $71 million in financial assets, including cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $75 million at September 30, 2006 and $70 million at December 31, 2005. More complete financial results are detailed in the financial tables attached.

“We achieved many significant accomplishments in 2006 as our team strategically assembled a diverse pipeline of therapeutics,” said Kenneth G. Chahine, Ph.D., J.D., Avigen’s President and CEO. “During the year, we licensed AV650 for spasticity and neuromuscular spasm, initiated clinical development on AV411 for neuropathic pain, and advanced to development AV513 for bleeding disorders. On the financial front, we completed a $21 million financing transaction in May on attractive terms and significantly reduced our infrastructure costs in order to direct more of our resources toward clinical trials.”

RECENT AVIGEN HIGHLIGHTS

  Completed an initial Phase I clinical trial of AV650 which found the drug to be well tolerated with no evidence of sedation (as reported December 6, 2006)

  Completed a normal volunteer study of AV411 which found the drug to be favorably tolerated at doses above the levels currently approved for use outside the U.S. for other indications (as reported February 6, 2007)

  Continue to enroll patients in a Phase IIa exploratory therapeutic clinical trial with AV411 at the Royal Adelaide Hospital in Adelaide, Australia for neuropathic pain with plans to complete the trial by year-end

  Appointed Stephen G. Dilly, M.B.B.S., Ph.D. and Jan K. Ohrstrom, M.D. to the Avigen Board of Directors (as reported February 6, 2007)

Financial Results

Avigen reported a net loss of $23.8 million, or $1.01 per share, for the year ended December 31, 2006, compared to a net loss of $14.7 million, or $0.71 per share, in 2005. The 2006 period included $3.0 million of in-license fees related to acquisition of North American rights to AV650. The 2005 period included the receipt of $12.0 million in revenues in connection with the divestiture of certain gene therapy-related intellectual property and other assets to Genzyme Corporation and the impact of $6.1 million of impairment losses related to long-lived assets associated with Avigen’s previous gene therapy activities.

Revenues for 2006 and 2005 were $103,000 and $12.0 million, respectively. 2006 revenue represented income from Avigen’s participation with the University of Colorado on a grant that was funded by the National Institutes of Health. 2005 revenue represented the proceeds from the gene therapy divestiture.

Research and development expenses for 2006 and 2005 were $15.2 million and $13.8 million, respectively. This increase reflects approximately $4.8 million in higher expenses for external research and development services associated with Avigen’s current clinical trials and planned IND filings for AV650 and AV411, and $0.6 million in non-cash share-based compensation charges. This increase was partially offset by reduced personnel-related costs, depreciation, and facilities overhead as a result of actions initiated in June 2005 to reduce staff and other costs associated with Avigen’s previous gene therapy activities.

General and administrative expenses for 2006 and 2005 were $8.9 million and $8.3 million, respectively. The increase in 2006 is primarily due to the recognition of approximately $940,000 in non-cash expense for share-based compensation during the year, as well as charges for severance recorded during the first quarter of 2006, partially offset by a decrease of $620,000 in legal and patent expenses.

In-license fees during 2006 were $3.0 million and represented a payment in January in connection with Avigen’s in-license of the North American development and commercial rights to AV650, compared to no in-license fees in the corresponding period in 2005.

Impairment losses related to long-lived assets during 2005 were $6.1 million and represented Avigen’s determination that the net carrying value of certain leasehold improvements associated with portions of its facilities under lease through May 2008 and November 2010 were no longer recoverable and were, in fact, impaired. Approximately fifty-percent of these facilities were subsequently subleased prior to the beginning of 2006.

Net interest income and other expenses for 2006 and 2005 were $2.6 million and $1.4 million, respectively. This increase was primarily due to the increase in the amount of Avigen’s interest-bearing financial assets and a rise in the average yield earned on Avigen’s portfolio.

Fourth Quarter Results

For the three months ended December 31, 2006, Avigen reported a net loss of $5.3 million, or $0.21 per share, compared to net income of $7.1 million, or $0.34 per share, for the three months ended December 31, 2005. The net income recognized in the 2005 quarter was primarily due to the full recognition of the $12 million proceeds from the Genzyme transaction.

Research and development expenses for the three months ended December 31, 2006 and 2005 were approximately $4.0 million and $2.9 million, respectively. This increase in 2006 primarily reflects $1.3 million of increased expenses for external research and development services associated with Avigen’s clinical trials for both AV650 and AV411, as well as additional preclinical research to support future Investigational New Drug applications.

General and administrative expenses for the three months ended December 31, 2006 and 2005 were approximately $2.2 million and $2.5 million, respectively. The decrease reflects the reductions during the 2006 quarter in legal fees and personnel-related costs, partially offset by the recognition of non-cash expense for share-based compensation.

Net interest income and other expenses were $741,000 for the three months ended December 31, 2006 compared to $416,000 for the same period in 2005.

Avigen’s operating expenses are expected to increase in 2007 in connection with the initiation of additional clinical trials for its products in development. The Company believes its financial resources will be able to fund its planned operating expenses for approximately two to three years. Avigen also believes its current drug candidates have additional clinical and commercial utility and intends to explore the development of these opportunities as its financial resources allow.

Conference Call Information

Avigen management will host a conference call and web cast today, Wednesday, February 7, 2007, at 11:30 a.m. EST (8:30 a.m. PST). This web cast can be accessed from the Avigen website at www.avigen.com. A web replay will also be available following the call on the company’s website until it releases its full year 2007 financial results. The conference call may be accessed by dialing 1-866-383-8108 for domestic callers and 617-597-5343 for international callers. The participant passcode is 60200202. A rebroadcast of the call will be available approximately one hour after the live call by dialing 1-888-286-8010 for domestic callers and 617-801-6888 for international callers. The participant passcode is 98700560.

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. Avigen is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company is advancing toward clinical trials with a novel therapy for the treatment of multiple bleeding disorders, including hemophilia A and B, AV513. For more information about Avigen, consult the company’s website at http://www.avigen.com.

Statement under the Private Securities Litigation Reform Act

This press release contains forward-looking statements, which include, among others, Avigen's belief that: its current compounds will have additional clinical utility and differentiate themselves from other products in the market; that it expects to complete the Australian Phase IIa clinical trial for AV411 before the end of 2007; and that its current financial resources will support its operating plans for approximately two to three years. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no progress towards clinical trials or marketable product resulting from the effort; the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products; and the risk that early positive preclinical and clinical results will not guarantee that the potential products will ultimately be effective in treating the indications for which they are developed, or exhibit the unique properties they appear to possess. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Quarterly Report on Form 10-Q for the period ended September 30, 2006, under the caption "Risks Related to our Business" in Item 2 of Part 1 of that report, which was filed with the SEC on November 2, 2006.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: mcoffee@avigen.com

-- Financial Results Follow --

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AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares	Three months ended		Year ended
and per share information)	December 31	December 31	December 31	December 31
	2006	2005	2006	2005
	(unaudited)		(unaudited)	(1)
Revenue	$-	$12,002	$103	$12,026
Operating expenses
Research and development	3,953	2,870	15,219	13,775
General and administrative	2,217	2,508	8,860	8,263
Impairment loss related to long-lived assets	-	-	-	6,130
In-license fees	-	-	3,000	-

Total operating expenses	6,170	5,378	27,080	28,169

(Loss) income from operations	(6,170)	6,624	(26,977)	(16,143)
Sublease income	141	67	565	67
Net interest income and other expense	741	416	2,606	1,380

Net (loss) income	$(5,288)	$7,106	$(23,806)	$(14,696)

Basic and diluted net (loss) income per common share	$(0.21)	$0.34	$(1.01)	$(0.71)

Shares used in basic and diluted net loss
per common share calculation	25,072,576	20,907,273	23,509,378	20,624,229

CONDENSED BALANCE SHEETS	December 31,	December 31,
	2006	2005
(In thousands)	(unaudited)	(1)

Cash, cash equivalents and available-for-sale securities	$60,340	$59,960
Restricted investments - current	8,000	-
Accrued interest and other current assets	1,097	1,207
Total current assets	69,437	61,167

Restricted investments	2,428	10,428
Property and equipment, net	2,709	3,929
Deposits and other assets	443	740

Total assets	$75,017	$76,264

Current liabilities	9,970	1,518

Long-term obligations	1,120	9,282
Stockholders' equity	63,927	65,464

Total liabilities and stockholders' equity	$75,017	$76,264

(1) Derived from audited financial statements.